Exhibit 99.1

Press Release

Release Date:	April 19, 2019	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2019
RESULTS

Philadelphia, Pennsylvania (April 19, 2019) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.3 million, or $0.27 per basic share and $0.26 per diluted share, for the quarter ended March 31, 2019 as compared to $2.2 million, or $0.24 per both basic and diluted share, for the same quarter in fiscal 2018.  For the six months ended March 31, 2019, the Company reported net income of $4.3 million, or $0.49 per basic share and $0.48 per diluted share as compared to $2.2 million, or $0.25 per basic and $0.24 per diluted share, for the same period in fiscal 2018.

Dennis Pollack, President and CEO, commented, “We are pleased to report increased net income and core earnings reflecting the continued successful implementation of the various strategies previously disclosed designed to enhance our earnings while improving asset quality and managing our capital position.  Management continues to be dedicated to executing our strategy, improving the Company’s profitability, and enhancing shareholder value. However, we are operating in a challenging environment. We acknowledge and are taking steps to address the margin compression we are experiencing primarily due to increased funding costs.  Such steps, including increased emphasis on building our core deposit base, take time to implement.”

Net Interest Income:

For the three months ended March 31, 2019, net interest income increased to $6.3 million as compared to $6.2 million for the same period in fiscal 2018. The increase reflected a $2.8 million, or 33.3%, increase in interest income, substantially offset by an increase of $2.7 million, or 126.2%, in interest paid on deposits and borrowings. The increase in net interest income between the periods was primarily due to the increase in the weighted average balance of earning assets combined with the shift in the Bank’s emphasis on increasing its investment in commercial real estate and construction loans, which generally produce higher yields than those obtained on residential loans. The average balance of interest-earning assets increased by $241.2 million, or 27.0%, to $1.1 billion from the comparable period in 2018. The yield on interest-earning assets increased by 19 basis points, to 3.98% for the quarter ended March 31, 2019 from the comparable period in 2018. However, during the same period, the weighted average cost of borrowings and deposits increased to 1.94% from 1.08% for the comparable period in 2018 due to increases in market rates of interest. For the six months ended March 31, 2019, net interest income was $12.3 million as compared to $12.4 million for the same period in fiscal 2018. The increase in interest income of $4.7 million, or 29.0%, was offset by an increase of $4.8 million, or 118.5%, in interest paid on deposits and borrowings. The increase in interest income was primarily due to the increase in the weighted average balances of earning assets, the shift in emphasis to increased investment in commercial real estate and construction loans and a rising interest rate environment. The average balance of interest-earning assets increased by $206.4 million, or 23.3%, from the comparable period in 2018.  The yield on interest-earning assets increased by 17 basis points, to 3.89% for the six months ended March 31, 2019 from the comparable period in 2018.  The weighted average cost of borrowings and deposits increased to 1.83% during the six months ended March 31, 2019 from 1.03% during the comparable period in 2018 primarily due to increases in market rates of interest, reflecting in part the competitive market for deposits in the areas in which the Company operates.

For the three and six months ended March 31, 2019, the net interest margin was 2.26% and 2.27%, respectively, compared to 2.83% and 2.81% for the same periods in fiscal 2018, respectively. The margin compression experienced in the 2019 periods reflected in large part the higher funding costs resulting from the increases in the federal funds rates combined with a competitive market for funding deposits. Asset yields have not risen as quickly as liability costs in response to the rising interest rate environment exacerbated by the competitive market for funding sources, especially locally-sourced deposits.

Non-Interest Income:

Non-interest income amounted to $542,000 and $922,000 for the three and six month periods ended March 31, 2019, respectively, compared to $567,000 and $982,000, respectively, for the comparable periods in fiscal 2018. The decrease experienced in both of the 2019 periods was primarily attributable to the decrease in derivative-related income in 2019 periods from the 2018 periods. The effect of this decrease was partially offset by investment gains during the quarter and six months ended March 31, 2019.

Non-Interest Expenses:

For the three and six month periods ended March 31, 2019, non-interest expense increased $277,000 or 7.2% and $226,000 or 2.9%, respectively, compared to the same periods in the prior fiscal year.  Non-interest expense increased in the fiscal 2019 periods due in part to the hiring of additional personnel in our lending operations, normal salary increases as well as increases in benefit plan expenses. Partially offsetting these increases were decreases in professional fees and occupancy expense as the Company maintained its focus on continued implementation of operating efficiencies.

Income Taxes:

For the three month period ended March 31, 2019, the Company recorded a tax expense of $380,000, compared to a tax expense of $619,000 for the same period in fiscal 2018. For the six month period ended March 31, 2019, the Company recorded an income tax expense of $809,000 as compared to a tax expense of $2.9 million for the same period in fiscal 2018. The reduction in the three month period reflected a benefit in 2019 associated with Company stock benefit plans combined with the decrease in the federal statutory income tax rate.  The $2.9 million tax expense for the six months ended March 31, 2018 includes a one-time charge of $1.8 million related to a re-evaluation of the Company’s deferred tax assets due to the tax legislation enacted in December 2017 that reduced the statutory federal income tax rate from 35% to 21%.

Balance Sheet:

At March 31, 2019, the Company had total assets of $1.2 billion, as compared to $1.1 billion at September 30, 2018, an increase of 11.2%.  At March 31, 2019, the investment portfolio increased by $137.6 million to $503.6 million as compared to $366.1 million at September 30, 2018 primarily as a result of the purchase of U.S. government agency mortgage-backed securities. Net loans receivable decreased $21.3 million to $581.6 million at March 31, 2019 from $602.9 million at September 30, 2018.

Total liabilities increased by $115.7 million to $1.1 billion at March 31, 2019 from $952.8 million at September 30, 2018. Total deposits increased $41.2 million, consisting primarily of certificates of deposit which were used to fund asset growth as well as to meet on going liquidity needs. At March 31, 2019, the Company had FHLB advances outstanding of $225.1 million as compared to $154.7 million at September 30, 2018.  The increase in the level of borrowings was primarily due to the match funding of purchases of investment securities in order to lock in the yield with minimal interest rate risk as part of the Company’s asset/liability management. All of the borrowings had maturities of less than six years.

Total stockholders’ equity increased by $5.5 million to $133.9 million at March 31, 2019 from $128.4 million at September 30, 2018. The increase was primarily due to net income of $4.3 million combined with a $3.6 million increase in the appreciation in the fair market value of available for sale securities due to increased market rates of interest. These increases were partially offset by net treasury stock repurchases, net of stock plan activity, of $1.2 million and dividend payments of $893,000.

Asset Quality:

At March 31, 2019, the Company’s non-performing assets totaled $13.9 million or 1.2% of total assets as compared to $14.4 million or 1.3% of total assets at September 30, 2018. Non-performing assets at March 31, 2019 included five construction loans aggregating $8.8 million, 21 one-to-four family residential loans aggregating $3.3 million, and five commercial real estate loans aggregating $1.4 million. Non-performing assets at March 31, 2019 also included real estate owned consisting of one single-family residential property with an aggregate carrying value of $423,000. At March 31, 2019, the Company had nine loans aggregating $6.0 million that were classified as troubled debt restructurings (“TDRs”). Five of such loans aggregating $639,000 were performing as of March 31, 2019 in accordance with their restructured terms and were accruing interest. One TDR is on non-accrual and consists of a $441,000 loan secured by a single-family property. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are a part of a lending relationship totaling $10.6 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings.

The Company recorded no provision for loan losses for the three and six months ended March 31, 2019, respectively, compared to provisions for loan losses of $150,000 and $360,000, respectively, for the same periods in fiscal 2018 primarily due to the decrease in the size of the loan portfolio and to a lesser degree, the reduction in the amount of non-performing loans. During the three and six months ending March 31, 2019, the Company recorded no charge offs and recorded one recovery in the amount of $58,000 during the quarter ended March 31, 2019. During the three and six months ended March 31, 2018, the Company recorded a charge off of $12,000 and recoveries of $16,000.

The allowance for loan losses totaled $5.2 million, or 0.9% of total loans and 38.7% of total non-performing loans (which included loans acquired from Polonia Bancorp, Inc. as of January 1, 2017 at their fair value) at March 31, 2019 as compared to $5.2 million, or 0.9% of total loans and 32.1% of total non-performing loans at September 30, 2018. The Company believes that the allowance for loan losses at March 31, 2019 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2018, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2019	2018
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,202,398	$1,081,170
Cash and cash equivalents	50,593	48,171
Investment and mortgage-backed securities:
Held-to-maturity	57,361	59,852
Available-for-sale	446,166	306,187
Loans receivable, net Goodwill and intangible assets	581,555 6,610	602,932 6,673
Deposits	825,499	784,258
FHLB advances	225,094	154,683
Non-performing loans	13,514	13,389
Non-performing assets	13,937	14,415
Stockholders’ equity	133,891	128,409
Full-service offices	10	10

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2019	2018	2019	2018
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$11,134	$8,355	$21,136	$16,391
Total interest expense	4,811	2,127	8,797	4,027
Net interest income	6,323	6,228	12,339	12,364
Provision for loan losses	-	150	-	360
Net interest income after provision for loan losses	6,323	6,078	12,339	12,004
Total non-interest income	542	567	922	982
Total non-interest expense	4,146	3,869	8,138	7,912
Income before income taxes	2,719	2,776	5,123	5,074
Income tax expense	380	619	809	2,883
Net income	$2,339	$2,157	$4,314	$2,191
Basic earnings per share	$0.27	$0.24	$0.49	$0.25
Diluted earnings per share	$0.26	$0.24	$0.48	$0.24
Dividends paid per common share	$0.05	$0.05	$0.10	$0.25
Tangible book value per share at end of period(1)	14.25	13.93	14.25	13.93
Common stock outstanding (shares)	$8,931,400	$8,998,235	$8,931,400	$8,998,235

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.98%	3.79%	3.89%	3.72%
Average rate paid on interest-bearing liabilities	1.94%	1.08%	1.83%	1.03%
Average interest rate spread (3)	2.04%	2.72%	2.06%	2.69%
Net interest margin (3)	2.26%	2.83%	2.27%	2.81%
Average interest-earning assets to average interest-bearing liabilities	112.90%	111.46%	112.84%	112.47%
Net interest income after provision for loan losses to non-interest expense	152.51%	157.09%	151.62%	151.72%
Total non-interest expense to total average assets	1.43%	1.63%	1.44%	1.69%
Efficiency ratio(4)	60.39%	56.94%	61.37%	59.28%
Return on average assets	.81%	.91%	0.76%	0.47%
Return on average equity	7.08%	6.55%	6.60%	3.28%
Average equity to average total assets	11.40%	13.92%	11.56%	14.22%

	At or for the Three Months Ended March 31,		At or for Six Months Ended March 31,
	2019	2018	2019	2018
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.32%	2.40%	2.32%	2.40%
Non-performing assets as a percentage of total assets(6)	1.16%	1.49%	1.16%	1.49%
Allowance for loan losses as a percentage of total loans	0.89%	0.82%	0.89%	0.82%
Allowance for loan losses as a percentage of non-performing loans	38.68%	34.52%	38.68%	34.52%
Net charge-offs to average loans receivable	(0.04)%	0.00%	(0.04)%	0.00%

Capital Ratios(7)
Tier 1 leverage ratio
Company	11.35%	13.80%	11.35%	13.80%
Bank	11.06%	13.09%	11.06%	13.09%
Tier 1 common risk-based capital ratio
Company	19.49%	21.42%	19.49%	21.42%
Bank	18.98%	20.21%	18.98%	20.21%
Tier 1 risk-based capital ratio
Company	19.49%	21.42%	19.49%	21.42%
Bank	18.98%	20.21%	18.98%	20.21%
Total risk-based capital ratio
Company	20.32%	22.26%	20.32%	22.26%
Bank	19.82%	21.05%	19.82%	21.05%
______________________________________________
(1)	Non-GAAP measure: see reconciliation below.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effects of the one-time write-down of the Company’s deferred tax assets as a result of the enactment of the Tax Reform Act in December 2017; management believes many investors desire to evaluate net income without regard to such expenses):

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2019	2018	2019	2018
	(Dollars in Thousands)

Income before income taxes	$2,719	$2,776	$5,123	$5,074
Income tax expense	380	619	809	2,883
Net income (GAAP)	2,339	2,157	4,314	2,191
One time write-down of deferred tax asset	-	-	-	1,756
Core net income	$2,339	$2,157	$4,314	$3,947

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and core deposit intangible resulting from the Polonia Bancorp, Inc. acquisition as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP).

	As of March 31, 2019		As of September 30, 2018
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$133,891	$133,891	$128,409	$128,409
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	508	--	571
Total intangibles	$--	$6,610	$--	$6,673
Adjusted stockholders’ equity	$133,891	$127,281	$128,409	$121,736
Shares of common stock outstanding	8,931,400	8,931,400	8,987,356	8,987,356
Adjusted book value per share	$14.99	$14.25	$14.29	$13.55